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                                                                  EXHIBIT (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 3, 1998 ("Offer to Purchase") and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Saffron Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                          SUN COAST INDUSTRIES, INC.
                                      AT
                             $10.75 NET PER SHARE
                                      BY
                           SAFFRON ACQUISITION CORP.
                            A CORPORATION FORMED BY
                               KERR GROUP, INC.

  Saffron Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Kerr Group, Inc., a Delaware corporation ("Kerr Group"), is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, including the associated rights to purchase shares of common stock (the "Rights" and, together with the common stock, the "Common Stock") issued pursuant to the Rights Agreement (as defined below), of Sun Coast Industries, Inc., a Delaware corporation (the "Company") for $10.75 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
                     THE OFFER AND WITHDRAWAL RIGHTS WILL
   EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 3, 1998,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 28, 1998 (the "Merger Agreement"), by and among Kerr Group, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share of Common Stock then outstanding (other than Shares held by Kerr Group or the Purchaser and Shares held by stockholders who perfect their dissenters' rights under Delaware law) will be cancelled and extinguished and converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, in cash payable to the holder thereof without interest. The Company has represented in the Merger Agreement that it has taken all action that may be necessary under the Shareholder Rights Agreement, dated June 6, 1995 between the Company and American Stock Transfer & Trust Company, as amended (the "Rights Agreement") so that (i) the execution of the Merger Agreement and the Company Option Agreement, dated as of January 28, 1998, by and between Kerr Group and the Company (the "Option Agreement"), and
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any amendments thereto and the consummation of the transactions contemplated thereby will not cause (A) Kerr Group and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement), or (B) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer or exercise of the option granted under the Option Agreement, and (ii) the Rights Agreement is otherwise inapplicable to the Merger Agreement, the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). As used herein "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock.

  As a condition and inducement to Kerr Group and the Purchaser to enter into the Merger Agreement concurrently with the execution and delivery of the Merger Agreement, Kerr Group and the Company have entered into the Option Agreement, pursuant to which, among other things, the Company has granted Kerr Group an irrevocable option to purchase up to 500,000 newly issued shares of common stock at $10.75 per share (the "Option"). The Option can only be exercised in certain circumstances as described in Section 11 of the Offer to Purchase.

  As a condition and inducement to Kerr Group and the Purchaser to enter into the Merger Agreement and incurring the liabilities therein, a major stockholder (the "Major Stockholder"), who has voting power and dispositive power with respect to approximately 438,000 Shares, concurrently with the execution and delivery of the Merger Agreement has entered into a Stockholder Agreement, dated as of January 28, 1998 with Kerr Group and the Purchaser (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, the Major Stockholder has agreed, among other things, to tender the Shares held by him in the Offer, and to grant Kerr Group a proxy with respect to the voting of such Shares in favor of the Merger.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per share consideration paid to any other holder of such shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.


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  Except as otherwise provided below, tenders of Shares are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 3, 1998.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 of the Offer to Purchase any time prior to the Expiration Date.

  The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, March 3, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Kerr Group, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at the address and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or

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commissions to any broker or dealer or other person (other than the
Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC APPEARS HERE]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                      or

                         CALL TOLL-FREE (800) 322-2885

FEBRUARY 3, 1998

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